Exhibit (l)(2)

January 25, 2024

Alpha Alternative Assets Fund

1615 South Congress Drive, Suite 103

Delray Beach, FL 33445

Alpha Alternative Assets Fund, File Nos. 333-231938, 811-23447

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 1 to the Alpha Alternative Assets Fund Registration Statement (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 12 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP
Thompson Hine LLP